Exhibit 10.7

SMILEDIRECTCLUB, INC.

CHANGE IN CONTROL SEVERANCE AGREEMENT

This CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Agreement”) is entered into as of [•], 2019 (the “Effective Date”), by and between SmileDirectClub, Inc. (the “Company”), and [•] (the “Participant”).

RECITALS

WHEREAS, the Board of Directors of the Company believes it is in the best interests of the Company to enter into this Agreement with the Participant in order to assure continuity of senior management and to reinforce and encourage the Participant’s continued attention and dedication to the Participant’s duties and responsibilities without distraction in the event of the possibility of a Change in Control (as defined below); and

WHEREAS, the Company and the Participant desire to enter into this Agreement setting forth the terms and conditions for the payment of compensation to the Participant in the event of a qualifying termination of the Participant’s Continuous Service Status in connection with a Change in Control during the term of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

Section 1.                               Definitions.  For purpose of this Agreement, the following defined terms shall have the meanings set forth below:

(a)                                 “Applicable Laws” means all applicable laws, rules, regulations and requirements, including, but not limited to, all applicable U.S. federal, state or local laws, any stock exchange rules or regulations and the applicable laws, rules or regulations of any other country or jurisdiction where the Participant resides or provided services, as such laws, rules and regulations shall be in effect from time to time.

(b)                                 “Board” means the Board of Directors of the Company.

(c)                                  “Cause” for termination of the Participant’s Continuous Service Status will exist if the Participant’s Continuous Service Status is terminated for any of the following reasons: (i) Participant’s willful failure to perform his or her duties and responsibilities to the Company or Participant’s violation of any written Company policy; (ii) Participant’s commission of any act of fraud, embezzlement or dishonesty, or any other misconduct that has caused or is reasonably expected to result in injury to the Company (including, for the avoidance of doubt, reputational harm); (iii) Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; (iv) Participant’s material breach of any of his or her obligations under any written agreement or covenant with the Company, including, without limitation, any noncompetition obligation; (v) Participant’s commission of a felony or other crime involving moral turpitude; or (vi) Participant’s gross negligence in connection with his or her performance of services. The determination as to whether a Participant’s Continuous Service Status has been terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Participant. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or consulting relationship at any time.

(d)                                 “Change in Control” shall mean the occurrence of any of the events set forth in section 2(j) of the Plan.

(e)                                  “Change in Control Protection Period” means the period commencing three months prior to, and ending eighteen months following, the occurrence of a Change in Control.

(f)                                   “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(g)                                  “Company” shall have the meaning set forth in the preamble hereto and will be interpreted to include any subsidiary, parent, affiliate, or any successor thereto, if appropriate.

(h)                                 “Continuous Service Status” means the absence of any interruption or termination of service as a Participant, as determined by the Board in good faith and subject to Applicable Laws. Subject to Applicable Laws, the Board shall determine whether a leave of absence, or absence in military or government service, shall constitute an interruption of Continuous Service Status; provided, however, that, the Administrator shall not have any such discretion to the extent that the grant of such discretion would cause any tax to become due under Section 409A of the Code. Also, Continuous Service Status as a Participant shall not be considered interrupted or terminated in the case of a transfer between locations of the Company or between the Company, its parents, subsidiaries or affiliates, or their respective successors.

(i)                                     “Disability” shall mean a “permanent and total disability” within the meaning of Section 22(e)(3) of the Code.

(j)                                    “Effective Date” shall have the meaning set forth in the preamble hereto.

(k)                                 “Equity Award” means any award of an option, restricted stock, restricted stock unit or other award granted to the Participant under the Plan.

(l)                                     “Good Reason” means the occurrence, without the Participant’s written consent, of any one or more of the following events or circumstances: (i) the Participant’s duties or responsibilities are materially diminished; (ii) the Participant ceases to hold a position of like status to the position held by the Participant as of immediately prior to the Change in Control Protection Period; (iii) any fundamental term of this Agreement is breached other than by the Participant; (iv) the Participant’s annual base salary, annual target bonus or other Participant benefits are materially reduced, except where a similar reduction is applied generally across the senior management team; or (v) the Participant is required to relocate the Participant’s principal place of employment more than 50 miles from the Participant’s normal place of work unless the Participant’s principal place of employment is brought within 50 miles (whether by distance or commuting time) of the Participant’s home residence by such relocation; provided, that (A) the Participant provides the Company with Notice stating clearly the event or circumstance that constitutes Good Reason in the Participant’s belief (acting in good faith) within 30 days of its occurrence, (B) the Company shall have a period of not less than 30 working days (the “Cure

Period”) to cure the event or circumstance allegedly constituting Good Reason, and (C) the Participant must actually terminate Continuous Service Status no later than 10 days following the end of such Cure Period, if the Good Reason condition remains uncured.  For the avoidance of doubt, Good Reason shall not exist if the event or circumstance allegedly constituting Good Reason is cured by the Company or if the Participant fails to terminate the Participant’s Continuous Service Status hereunder within 10 days following the end of the Cure Period.

(m)                             “Group Company” means any member of the Company whether it be a parent, subsidiary or affiliate.

(n)                                 “Notice” shall have the meaning set forth in Section 8.

(o)                                 “Participant” shall have the meaning set forth in the preamble hereto.

(p)                                 “Plan” means the SmileDirectClub, Inc. 2019 Omnibus Incentive Plan, as may be amended or restated from time to time, or any successor thereto.

(q)                                 “PSU” means a restricted share unit in respect of common of Company that vests in whole or in part on the basis of the achievement of performance targets.

(r)                                    “Release” means a release of claims against the Company, substantially in the form attached hereto as Exhibit A.

(s)                                   “RSU” means a restricted stock unit in respect of common stock of Company that vests solely on the basis of time.

(t)                                    “Term” shall have the meaning set forth in Section 2.

(u)                                 “Termination Date” means the date of termination of the Participant’s Continuous Service Status with the Company.

Section 2.                               Term of Agreement.  The term of this Agreement shall commence as of the Effective Date and shall continue until the earliest of (i) if the Participant is entitled to benefits pursuant to Section 3 and complies with the terms thereof, the date that the Company satisfies their respective obligations pursuant to such Section 3, (ii) the date of termination of the Participant’s Continuous Service Status for any reason outside of the Change in Control Protection Period, or (iii) the date of termination of the Participant’s Continuous Service Status either by the Company for Cause or by the Participant without Good Reason or as a result of the Participant’s death or Disability, in any case, at any time during the Change in Control Protection Period (the “Term”).

Section 3.                               Change in Control Severance Benefits.  If at any time during the Change in Control Protection Period, the termination of the Participant’s Continuous Service Status by the Company without Cause (other than due to the Participant’s death or Disability) or by the Participant for Good Reason, in either case (such termination, a “Qualifying Termination”), then the Participant shall be entitled to receive the following payments and benefits under the terms of Section 3(b).  If the Participant’s employment is terminated for any reason other than a Qualifying Termination, then the Company shall have no further obligations to the Participant or the Participant’s legal representatives under this Agreement, other than for payment of accrued benefits described in Section 3(a), which shall be paid to the Participant or the Participant’s estate or beneficiary, as applicable, as described in Section 3(a).

(a)                                 Payment of Accrued Benefits.  The Participant shall be entitled to receive payment of the following accrued benefits:

(i)                                     Any earned but unpaid base salary through the Termination Date, payable within five days following the Termination Date or such earlier date required by Applicable Law;

(ii)                                  Any accrued but unused vacation pay through the Termination Date, payable within five days following the Termination Date or such earlier date required by Applicable Law;

(iii)                               Any unreimbursed expenses incurred by the Participant through the Termination Date, payable in accordance with the Company’s applicable expense reimbursement policies and procedures; and

(iv)                              Such fully vested and non-forfeitable employee benefits, if any, as to which the Participant may be entitled under the employee benefit plans of the Company.

(b)                                 Payment of Severance Benefits.  Subject to Sections 3(c), 3(d), and any applicable timing requirements of Section 4(b)(v) below, the Participant shall be entitled to receive the following severance payments and benefits:

(i)                                     Severance pay in an amount equal to (x) [24][18] months of the Participant’s annual then-current base salary and (y) 100% of the Participant’s annual target bonus, payable in a lump-sum cash payment on the first payroll date after the Release becomes irrevocable;

(ii)                                  If Participant then participates in the Company’s medical plan(s) and the Participant timely elects to continue to receive group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company shall either directly pay or reimburse the Participant for all monthly COBRA premiums, whether monthly or in a lump-sum cash payment, at the Company’s sole discretion, incurred by Participant on behalf of both the Participant and the Participant’s dependents for a period of [24][18] months (such monthly payments being the “COBRA Amount”), provided that in order to be reimbursed, the Participant must provide the Company with adequate documentation of payment of such monthly COBRA premiums. The COBRA Amount shall maintain the coverage the Participant and the Participant’s dependents (if applicable) had immediately prior to the date of termination of Participant’s Continuous Service Status with the Company (subject to any changes in coverage that effect employees generally). In the event the Participant does not elect COBRA coverage, the Participant subsequently becomes ineligible for continued COBRA coverage, the Participant fails to provide the Company with adequate documentation of  Participant’s payment of such COBRA premiums (if applicable), or the Participant does not execute the Release or subsequently revokes the Release, the Company shall no longer be obligated to pay the Participant any remaining portion of the COBRA Amount. At the Company’s sole discretion, it may provide an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Participant, after deduction of any Federal, state and local income and employment taxes upon the COBRA Amount and the Gross-Up Payment, shall be equal to the COBRA Amount;

(iii)                               An amount in cash equal to the Participant’s annual target bonus for the year in which such termination occurs, multiplied by a fraction, the numerator of which shall be the number of days from the beginning of such fiscal year to and including the Termination Date and the denominator of which shall be 365, payable in a lump-sum on the first payroll date after the Release becomes irrevocable.

(iv)                              With respect to any outstanding RSU or other Equity Award held by the Participant that (x) vests solely on the basis of time and (y) is not assumed, converted or replaced in the Change in Control transaction pursuant to the Plan, the vesting of such RSU or other Equity Award shall fully accelerate as of the Termination Date;

(v)                                 With respect to any outstanding PSU or other Equity Award held by the Participant that is not assumed, converted or replaced in the Change in Control transaction pursuant to the Plan and (x) was subject to performance-based vesting for which the achievement of the applicable performance goals under the Equity Award have previously been determined to be satisfied in whole or in part as of the Termination Date and (y) remains subject to time-based vesting, the vesting of such PSU or other Equity Award shall fully accelerate as of the Termination Date, unless otherwise provided in the applicable agreement evidencing such PSU or Equity Award; and

(vi)                              With respect to any outstanding PSU or other Equity Award held by the Participant that is not assumed, converted or replaced in the Change in Control transaction pursuant to the Plan and is subject to performance-based vesting for which the achievement of the applicable performance goals under the Equity Award has not been determined as of the Termination Date, the performance goals shall be deemed achieved at one-hundred percent (100%) of target levels, in addition to full vesting acceleration for any time-based vesting requirements, as applicable, unless otherwise provided in the applicable agreement evidencing such PSU or Equity Award.

(c)                                  Conditions to Severance Payments and Benefits.  Notwithstanding anything to the contrary in this Agreement, it shall be a condition to the Participant’s right to receive the payments and benefits provided for in Section 3(b), that the Participant execute and deliver to the Company and not revoke the Release, which Release shall be delivered to the Participant within five (5) days following the Termination Date.  The Release must be executed and delivered to the Company (and no longer subject to revocation, if applicable) within sixty (60) days following the Termination Date (the “Release Period”).

(d)                                 Participant’s Obligations Upon Termination.  The Participant hereby acknowledges and agrees that, on the Termination Date, the Participant will:

(i)                                     Immediately deliver to the Company all books, documents, papers, computer records, computer data, credit cards and any other property relating to the business of or belonging to the Company or any other Group Company which is in the Participant’s possession or under the Participant’s control. The Participant is not entitled to retain copies or reproductions of any documents, papers or computer records relating to the business of or belonging to the Company or any other Group Company;

(ii)                                  Immediately resign from any office the Participant holds with the Company or any other Group Company (and from any related trusteeships) without any compensation for loss of office. Should the Participant fail to do so, the Participant hereby irrevocably authorizes the Company to appoint some person in the Participant’s name and on the Participant’s behalf to sign any documents and do anything to give effect to the Participant’s resignation from office; and

(iii)                               Immediately pay to the Company or, as the case may be, any other Group Company all outstanding loans or other amounts due or owed to the Company or any Group Company; provided, that the Participant confirms that, should the Participant fail to do so, the Company is authorized to deduct from any amounts due or owed to the Participant by the Company (or any other Group Company) a sum equal to such amounts.

The Participant further acknowledges and agrees that the Participant will not at any time after the Termination Date represent the Participant as being in any way concerned with or interested in the business of, or employed by, the Company or any other Group Company.

(e)                                  Certain Payment Delays.  Notwithstanding anything to the contrary in this Agreement, the severance amounts described in Sections 3(b)(i) and (ii) shall be paid on the first regularly scheduled payroll date following the date on which the Release becomes irrevocable; provided, that to the extent required to comply with Section 409A, if the Release Period spans two (2) calendar years, such severance amounts shall be paid on the first regularly scheduled payroll date that occurs in the second calendar year.

(f)                                   Effect on All Equity Awards.  The Participant hereby acknowledges and agrees that, notwithstanding any terms to the contrary in an award agreement or other documentation evidencing any Equity Award held by the Participant as of the Effective Date or granted thereafter, the terms of Section 3(b)(iii) through (v), shall govern if there is any conflict between the terms of any such award agreement or other documentation and this Agreement.

(g)                                  Non-Duplication.  Notwithstanding any other agreement to the contrary, the Participant acknowledges and agrees that if at any time during the Change in Control Protection Period, the termination of the Participant’s Continuous Service Status by the Company without Cause (other than due to the Participant’s death or Disability) or by the Participant for Good Reason, then (i) the payments and benefits under this Agreement shall be the only severance or similar payments and benefits that are payable by the Company under any plan, program, policy or agreement, including but not limited to any offer letter, employment agreement or similar agreement between the Company and the Participant, and (ii) the payments under this Agreement are in full and complete satisfaction of all liabilities of the Company with respect to the Participant under all such other plans, programs and agreements.

(h)                                 Loss of Rights to Equity Awards.  The Participant hereby acknowledges and agrees that the Participant may, during the period of Participant’s employment with the Company, be granted rights upon the terms and subject to the conditions of the rules from time to time of the Plan or any other profit sharing, share incentive, share option, bonus or phantom option scheme operated by the Company or any Group Company with respect to shares in the Company or any Group Company.  If, on the Termination Date, whether lawfully or in breach of contract, the Participant loses any of the rights or benefits under the Plan or any such scheme (including rights or benefits which the Participant would not have lost had the termination of the Participant’s Continuous Service Status not occurred) the Participant shall not be entitled, by way of compensation for loss of office or otherwise howsoever to any compensation for the loss of any rights under the Plan or any such scheme.

Section 4.                               US Tax Issues.

(a)                                 Sections 280G and 4999 of the Code.  If the Participant becomes entitled to any payment or benefit under this Agreement (such benefits together with any other payments or benefits payable under any other agreement with, or plan or policy of, the Company or Group Company being the “Total Payments”) and all or any part of the Total Payments will, as determined by the Company, be subject to the tax imposed by Section 4999 of the Code (or any similar tax that may be hereafter imposed) (the “Excise Tax”), then such payment shall be either:

(i)                                     the full payment, subject to the payment of the Excise Tax by the Participant; or

(ii)                                  such lesser amount that would result in no portion of the payment being subject to Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, as well as the phase out of itemized deductions and personal exemptions related to such payments, results in the receipt by the

Participant, on an after-tax basis, of the greatest amount of the payment notwithstanding that all or some portion of the payment may be taxable under Section 4999 of the Code.  Any such reduction shall be made by the Company in compliance with all applicable legal authority, including Section 409A of the Code.  All determinations required to be made under this Section shall be made by the nationally recognized U.S. accounting firm selected by the Company (the “Accounting Firm”). The Company shall require the Accounting Firm to provide detailed supporting calculations of its determinations to the Company and the Participant. Notice must be given to the Accounting Firm within 15 business days after an event entitling the Participant to a payment under this Section.  All fees and expenses of the Accounting Firm related to this determination shall be borne solely by the Company.  The Total Payments shall be reduced by the Company in the following order: first, any cash payment that is exempt from Section 409A of the Code, and second any other payments or benefits on a pro-rata basis.

(b)                                 Section 409A of the Code.

(i)                                     The compensation and benefits under this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Code, and this Agreement will be interpreted and administered in a manner consistent with that intent. The preceding provision, however, shall not be construed as a guarantee by the Company of any particular tax effect to the Participant under this Agreement and shall not constitute an indemnity from the Company to the Participant.

(ii)                                  References to “termination of employment” and similar terms used in this Agreement mean, to the extent necessary to comply with Section 409A of the Code, the date that the Participant first incurs a “separation from service” within the meaning of Section 409A of the Code. Each payment under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.

(iii)                               To the extent any reimbursement provided under this Agreement is includable in the Participant’s income and could be characterized as nonqualified deferred compensation for purposes of Section 409A of the Code, such reimbursements shall be paid to the Participant at the time specified, but not later than December 31 of the year following the year in which the Participant incurs the expense, and shall not be subject to liquidation or exchange for another benefit, and the amount of reimbursable expenses provided in one year shall not increase or decrease the amount of reimbursable expenses to be provided in a subsequent year.

(iv)                              The payment of any “tax gross-up payment” (as defined in Section 409A of the Code), including the Gross-Up Payment, pursuant to this Agreement shall be paid to the Participant in any event no later than the end of the taxable year immediately following the taxable year in which the Participant remits the related taxes.

(v)                                 Notwithstanding anything in this Agreement to the contrary, if at the time of termination of the Participant’s Continuous Service Status with the Company, the Participant is a “specified employee” as defined in Section 409A of the Code, and any payment payable under this Agreement as a result of such separation from service is required to be delayed by six months pursuant to Section 409A of the Code, then the Company will make such payment on the date that is six months following the Participant’s separation from service with the Company. The amount of such payment will equal the sum of the payments that would have been paid to the Participant during the six-month period immediately following the Participant’s separation from service had the payment commenced as of such date and will not include interest.

Section 5.                               Reaffirmation of Restrictive Covenants.  The Participant hereby acknowledges and agrees that Participant is bound by certain restrictive covenants set forth in the Participant’s Employee Proprietary Information, Inventions Assignment and Non-Compete Agreement.  Notwithstanding any provision of this Agreement, the Participant hereby reaffirms such restrictive covenants, and acknowledges and agrees that such restrictive covenant agreement will survive the termination of the Participant’s Continuous Service Status with the Company pursuant to the terms and conditions thereof, and shall remain in full force and effect.

Section 6.                               At-Will Employment.  The Participant’s employment with the Company is “at-will” and is not for a specified period of time.  Subject to the Company’s obligations under Section 3, either the Participant or the Company may terminate the Participant’s Continuous Service Status at any time and for any reason whatsoever (or for no reason).  This at-will employment relationship cannot be changed except in a writing signed by the Participant and a duly authorized representative of the Company.

Section 7.                               No Third Party Beneficiaries.  Except as expressly provided in this Agreement, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto.

Section 8.                               Notices.  All notices, requests, demands and other communications (each, a “Notice”) given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, overnight delivery service or electronic transmission (each of which must be confirmed) or by United States registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

if to the Participant:

at the address last set forth in the records of the Company;

if to the Company:

SmileDirectClub, Inc.

Attention: General Counsel

414 Union Street

Nashville, Tennessee 37219

Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the third day following deposit in the United States mails.  Any party may from time to time change its address for further Notices hereunder by giving notice to the other parties in the manner prescribed in this Section.

Section 9.                               Entire Agreement.  This Agreement, together with any other documents referred to in this Agreement, constitutes the entire agreement and understanding between the parties, and supersedes all other agreements both oral and in writing between the Company and the Participant with respect to the subject matter hereof. The Participant acknowledges that the Participant has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set forth in this Agreement or expressly referred to herein as forming a part of this Agreement.

Section 10.                        Assignment.  No party may assign his, her or its rights or obligations under this Agreement, and any attempted or purported assignment or any delegation of any party’s duties or obligations arising under this Agreement to any third party or entity shall be deemed to be null and void, and shall constitute a material breach by such party of its duties and obligations under this Agreement.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

Section 11.                        Waiver and Amendment.  This Agreement may be amended only by a written agreement executed by all of the parties to this Agreement.  Any agreement on the part of a party hereto to any waiver of a provision herein shall be valid only if set forth in writing in an instrument signed by or on behalf of such party.  The waiver by any party hereto of a breach of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

Section 12.                        Governing law.  Unless otherwise noted, references to laws in this Agreement are to the laws of the United States. Any reference in this Agreement to law shall be deemed to include any statutory modification or re-enactment thereof.  This Agreement is governed by, and shall be construed in accordance with, the laws of the State of Delaware. The courts of the State of Delaware and the federal courts located therein shall have exclusive jurisdiction in relation to all disputes arising out of or in connection with this Agreement.

Section 13.                        Severability.  Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be or become prohibited or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 14.                        Captions.  The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

Section 15.                        Counterparts.  This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Agreement by e-mail shall be as effective as delivery of a manually executed counterpart of this Agreement. In relation to each counterpart, upon confirmation by or on behalf of the signatory that the signatory authorizes the attachment of such counterpart signature page to the final text of this Agreement, such counterpart signature page shall take effect together with such final text as a complete authoritative counterpart.

[Signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

SMILEDIRECTCLUB, INC.

By:
	Name:	[ ]
	Title:	[ ]

PARTICIPANT

By:
	Name:	[ ]

EXHIBIT A

GENERAL RELEASE

I, [                   ], in consideration for the obligations of the SmileDirectClub, Inc. ( the “Company”) under the Change in Control Severance Agreement by and between the Company and me, dated as of                     , 20   (the “Agreement”), do hereby release and forever discharge as or the date hereof the Company and its affiliates, subsidiaries and direct or indirect parent entities and owners, and all present, former and future directors, officers, agents, representatives, employees, successors and assigns of the Company and their respective affiliates, subsidiaries and direct or indirect parent entities and owners (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be express third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1.                                      I understand that the severance benefits to be paid to me under Section 3(b) of the Agreement represent, in part, consideration for signing this General Release and is not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the severance benefits specified in Section 3(b) of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such severance benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2.                                      Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my spouse and my affiliates, and my and my spouse’s heirs, executors, administrators and assigns (collectively, the “Releasing Parties”)) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions. causes of action, cross-claims, counter-claims, demands, debts, damages (whether compensatory, punitive, direct, special, liquidated, exemplary or otherwise), claims for costs (including enforcement costs and expenses, and attorneys’ fees), or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable), and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties, which I and each other Releasing Party, may have, by reason of any matter, cause, or thing whatsoever, from the beginning of my initial dealings with the Company to the date of this General Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship with the Company, the terms and conditions of that employment relationship, and the termination of that employment relationship (including, but not limited to, any allegation, claim or violation, arising under. Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers

Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; the Tennessee Human Rights Act, the Tennessee Disability Act or under any other U.S. or non-U.S. federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or any other claim arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses or amounts, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.                                      I represent that I have made no (and I hereby covenant and agree that I will not make any) direct or indirect assignment or transfer of any Claim or other matter covered by paragraph 2 above.

4.                                      I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which may arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.                                      I agree that this General Release does not waive or release any rights or claims for indemnification by any Group Company, claims under any director’s and officer’s Liability Insurance policy, claims to any vested benefits (subject always to the rules of any applicable benefit plan), nor any claims that cannot be waived under any applicable law.

6.                                      I hereby knowingly waive all rights to sue (including, without limitation, by joining any class action lawsuit) or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, future employment, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under applicable law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I hereby disclaim and knowingly waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving my rights under Section 3(b) of the Agreement, or any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise.

7.                                      In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown end unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied.

8.                                      I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement.

9.                                      I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law.

10.                               I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

11.                               I agree that if I violate this General Release by suing the Company or the other Released Parties related to any Claims, I will pay all costs (including reasonable costs and expenses of defending against the suit, including reasonable attorneys’ fees) incurred by the Released Parties as a result.

12.                               I agree that this General Release and the Agreement are strictly confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement to anyone, or to my immediate family and any tax, legal or other counsel that I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone. Notwithstanding the foregoing, nothing herein will prevent me from reporting possible violations of federal law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation, for which I will not need the prior authorization of the Company to make any such reports or disclosures or be required to notify the Company of any such reports or disclosures.

13.                               I represent that I am not aware of any claim (whether actual, pending, threatened or otherwise) by me or any reasonable basis therefor as of the date of execution of this General Release other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

14.                               Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement to the extent arising after the date hereof.

15.                               Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

A.                                    I HAVE READ IT CAREFULLY;

B.                                    I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

C.                                    I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

D.                                    I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

E.                                     I HAVE HAD AT LEAST [21/45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21/45]-DAY PERIOD;

F.                                      I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT BY PROVIDING WRITTEN NOTICE OF REVOCATION TO: SMILEDIRECTCLUB, INC., ATTENTION: CHIEF EXECUTIVE OFFICER, 414 UNION STREET, NASHVILLE, TENNESSEE 37219, AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

G.                                    I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

H.                                   I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

Signed:

Date: